Contact:	Media Relations Mary Claire Delaney 212 762 6880	Investor Relations Suzanne Charnas 212 761 3043

Morgan Stanley Announces Pricing of $3.5 Billion Common Stock Offering and $4 Billion Senior Notes Offering

NEW YORK, May 8, 2009 – Morgan Stanley (NYSE: MS) today announced that it has priced a public offering of 146 million shares of common stock to the public at $24.00 per share for total gross proceeds of approximately $3.5 billion. The underwriters will have a 30-day option to purchase up to an additional 21.9 million shares of common stock from Morgan Stanley.

Additionally, Morgan Stanley today priced a public offering of $4 billion in aggregate principal amount of senior notes. The notes will not be guaranteed by the FDIC.

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, investment management and wealth management services.  The Firm's employees serve clients worldwide including corporations, governments, institutions and individuals from more than 600 offices in 36 countries.  For further information about Morgan Stanley, please visit www.morganstanley.com.

Morgan Stanley has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.
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